CLOSING ESCROW AGREEMENT

CLOSING ESCROW AGREEMENT, dated November 17, 2007 (“Escrow Agreement”), is entered into by and between New Paradigm Productions, Inc., a Nevada corporation which will change its corporate name to China Marine Food Group Limited (the “Company”), Thelen Reid Brown Raysman & Steiner LLP, as escrow agent (the “Escrow Agent”) and Sterne Agee & Leach, Inc., as placement agent (“Sterne Agee”).

BACKGROUND

Concurrently herewith the Company, Pengfei Liu, as the make good pledgor and certain Investors are entering into a Securities Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which each Investor (as defined therein) has agreed to purchase from the Company, and the Company has agreed to sell to each Investor, the number of Units identified therein (capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Purchase Agreement).

Pursuant to the Purchase Agreement, the Company and the Investors have agreed to establish an escrow on the terms and conditions set forth in this Escrow Agreement and the Escrow Agent is willing to accept appointment as Escrow Agent for only the expressed duties outlined herein.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.  Proceeds to be Escrowed. A copy of the Purchase Agreement is attached as Exhibit A. All amounts provided by the Investors in connection with their acquisition of the Units as set forth in the Purchase Agreement shall be deposited directly with the Escrow Agent in immediately available funds by federal wire transfer, such funds being referred to herein as the “Escrow Funds.” The Escrow Funds shall be retained in escrow by the Escrow Agent in a separate account and invested as stated below.

2.  Identity of Investors. Concurrent with the execution of the Escrow Agreement, the Company shall furnish to the Escrow Agent the information comprising the identity of the Investors in the format set forth in the “List of Investors” attached as Exhibit B, or in an electronic spreadsheet format with the same information. All Escrow Funds shall remain the property of the Investors and shall not be subject to any liens or charges by the Company or the Escrow Agent or judgments or creditors' claims against the Company, until released to the Company as hereinafter provided. Escrow Agent will not use the information provided to it by the Company for any purpose other than to fulfill its obligations as Escrow Agent. The Company and the Escrow Agent will treat all Investor information as confidential.

3.  Disbursement of Funds.

(a) The Escrow Agent shall continue to hold the Escrow Funds delivered for deposit hereunder by an Investor until the earlier of: (1) receipt of a joint written notice from the Company and the Investors evidencing termination under Section 7.5(a) of the Purchase Agreement, (2) receipt of a written notice from the Company or such Investor evidencing termination under Section 7.5(b) of the Purchase Agreement (each of (1) and (2), a “Termination Election”) and (3) receipt of both (x) written notice from the Company that the conditions to closing under Section 6.1 of the Purchase Agreement have been satisfied and (y) joint written notice from the Company and Sterne Agee, who acted as placement agent in connection with the transactions contemplated by the Purchase Agreement, to effect the Closing.

(b) If the Escrow Agent receives a Termination Election prior to its receipt of the notices contemplated under Section 3(a)(3), then the Escrow Agent shall return the Escrow Funds delivered by such Investor as directed by such Investor. If the Escrow Agent receives the notices contemplated under Section 3(a)(3) prior to a Termination Election, then the Escrow Agent shall disburse the portion of the Escrow Funds for which the foregoing is the case in accordance with Exhibit C to this Escrow Agreement.

4.  Duty and Limitation on Liability of the Escrow Agent. The sole duty of the Escrow Agent shall be to receive the Escrow Funds and to hold them subject to release, in accordance herewith, and the Escrow Agent shall be under no duty to determine whether the Company is complying with requirements of the Escrow Agreement or the Purchase Agreement. The Escrow Agent may conclusively rely upon and shall be protected in acting upon any statement, certificate, notice, request, consent, order or other document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall have no duty or liability to verify any such statement, certificate, notice, request, consent, order or other document, and its sole responsibility shall be to act only as expressly set forth in the Escrow Agreement. The Escrow Agent shall be under no obligation to institute or defend any action, suit or proceeding in connection with the Escrow Agreement unless first indemnified to its satisfaction. The Escrow Agent may consult counsel of its own choice with respect to any question arising under the Escrow Agreement and the Escrow Agent shall not be liable for any action taken or omitted in good faith upon advice of such counsel.

In no event shall the Escrow Agent be liable, directly or indirectly, for any (a) damages or expenses arising out of the services provided hereunder, other than damages which result from the Escrow Agent’s gross negligence or willful misconduct or (b) special or consequential damages, even if the Escrow Agent has been advised of the possibility of such damages.

The Escrow Agent shall be obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature, and shall under no circumstances be deemed to be a fiduciary to the Company, Sterne Agee or any other person. The Escrow Agent shall not assume any responsibility for the failure of the Company to perform in accordance with this Escrow Agreement. This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be implied by nor inferred from the terms of any other agreement, including, without limitation, the Purchase Agreement.

Under no circumstances shall the Escrow Agent be expected or required to use, risk or advance its own funds in the performance of its duties or exercise of its rights hereunder.

The Investors (by agreeing to use this form of Closing Escrow Agreement) and the Company acknowledge that they are aware that the Escrow Agent has represented Sterne Agee in connection with the Purchase Agreement and this Escrow Agreement and that Escrow Agent may continue to represent Sterne Agee in that connection and in connection with the transactions contemplated by those agreements, including, but not limited to, in connection with any disputes that may arise under either of those agreements. The Escrow Agent shall not be precluded from or restricted from representing Sterne Agee or any of its affiliates or otherwise acting as attorneys for Sterne Agee or any of its affiliates in any matter, including, but not limited to, any court proceeding or other matter related to the Purchase Agreement or the transactions contemplated by the Purchase Agreement, or this Escrow Agreement or the Escrow Funds, whether or not there is a dispute between the Investors, Sterne Agee and/or the Company with respect to any such matter.

5.  Interpleader. The Escrow Agent may at any time commence an action in the nature of interpleader or other legal proceedings and may deposit the Escrow Deposit with the clerk of the court. In the event of any dispute regarding who is entitled to the Escrow Deposit at any time, the Escrow Agent may determine not to release the Escrow Deposit to either any Investor or the Company and may commence an interpleader action as aforesaid or may cause the Escrow Deposit to be deposited with a court of competent jurisdiction whereupon it shall cease to have any further obligation hereunder. Upon any delivery or deposit of the Escrow Deposit as provided in this Section 5, the Escrow Agent shall be released and discharged from any further obligation under this Agreement.

6.  Investment of Proceeds.  The Escrow Funds shall be credited by Escrow Agent and recorded in a non-interest bearing escrow account. The Company agrees to indemnify and hold Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses that may be assessed against Escrow Agent on or with respect to any payment or other activities under this Escrow Agreement unless any such tax, addition for late payment, interest, penalties and other expenses shall arise out of or be caused by the gross negligence or willful misconduct of the Escrow Agent.

The Company acknowledges that Escrow Agent is not providing investment supervision, recommendations or advice.

7.  Notices. All notices, requests, demands and other communications under the Escrow Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the day of transmission if sent by facsimile/email transmission to the facsimile number/email address given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, (c) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested, to the party as follows:

If to the Company:	China Marine Food Group Limited
c/o Huabao Mingxiang Foodstuff Co., Ltd.
Da Bao Industrial Zone
Shishi Fujian
People’s Republic of China
Attn: Mr. Pengfei Liu, Chief Executive Officer
Facsimile: 86-595-88982319

If to Escrow Agent:	Thelen Reid Brown Raysman & Steiner LLP
875 Third Avenue
New York, New York 10022
Attn: David M. Warburg, Esq.
Facsimile: (212) 208-3093

If to Sterne Agee:	Sterne Agee & Leach, Inc.,
2901 W. Coast Highway, Ste. 230
Newport Beach, CA 92663
Attn: Patrick L. Winton
Facsimile: (949) 270-2936

If to an Investor:	To the address set forth under such Investor’s name on its signature page to the Purchase Agreement.

Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

8.  Indemnification of Escrow Agent. The Company hereby indemnifies and holds harmless the Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, reasonable counsel fees, which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent arising out of or relating in any way to the Escrow Agreement or any transaction to which the Escrow Agreement relates unless such action, claim or proceeding is the result of the willful misconduct or gross negligence of the Escrow Agent. For this purpose, the term "attorneys' fees" includes fees payable to any counsel retained by the Escrow Agent in connection with its services under this Agreement and, with respect to any matter arising under this Escrow Agreement as to which the Escrow Agent performs legal services, if and to the extent that the Escrow Agent itself is a law firm, its standard hourly rates and charges then in effect. All of the Escrow Agent's rights of indemnification provided for in this Escrow Agreement shall survive the resignation of the Escrow Agent, its replacement by a successor Escrow Agent, its delivery or deposit of the Escrow Funds in accordance with this Escrow Agreement, the termination of this Escrow Agreement, and any other event that occurs after this date.

9.  Successors and Assigns. Except as otherwise provided in the Escrow Agreement, no party hereto shall assign the Escrow Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto, and any such attempted assignment without such prior written consent shall be void and of no force and effect. The Escrow Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

10. Governing Law; Jurisdiction. The Escrow Agreement shall be construed, performed and enforced in accordance with, and governed by the internal laws of the State of New York, without giving effect to the principles of conflicts of laws thereof. Each party agrees that all proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective Affiliates, employees or agents) shall be commenced exclusively in the Courts of the State of New York. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Courts of State of New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any Court in the State of New York, or that such proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

11. Severability. In the event that any part of the Escrow Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of the Escrow Agreement shall remain in full force and effect.

12. Amendments; Waivers. The Escrow Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by each of the Company, the Escrow Agent and Sterne Agee. Any waiver by any party of any condition or of the breach of any provision, term, covenant, representation or warranty contained in the Escrow Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of the Escrow Agreement.

13. Entire Agreement. The Escrow Agreement contains the entire understanding among the parties hereto with respect to the escrow contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such escrow.

14. Section Headings. The section headings in the Escrow Agreement are for reference purposes only and shall not affect the meaning or interpretation of the Escrow Agreement.

15. Counterparts. The Escrow Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

16. Resignation. Escrow Agent may resign upon 30 days advance written notice to the Company. If a successor escrow agent is not appointed within the 30-day period following such notice, Escrow Agent may petition any court of competent jurisdiction to name a successor escrow agent or interplead the Escrow Funds with such court, whereupon Escrow Agent’s duties hereunder shall terminate.

17. Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto, the Investors and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused the Escrow Agreement to be executed the day and year first set forth above.

COMPANY

NEW PARADIGM PRODUCTIONS, INC.

By:	/s/Pengfei Liu
Pengfei Liu Its: Chief Executive Officer

ESCROW AGENT

THELEN REID BROWN RAYSMAN & STEINER LLP

By:	/s/David M. Warburg, Esq.
Name: David M. Warburg, Esq.

PLACEMENT AGENT

STERNE AGEE& LEACH, INC.

By:	/s/Mark T. Behrman
Mark T. Behrman Its: Managing Director